SCHEDULE 14A


                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant |X|

Filed by a party other than the registrant | |
Check the appropriate box:
| | Preliminary proxy statement
|X| Definitive proxy statement
| | Definitive additional materials
| | Soliciting material under Rule 14a-12

                                  VERSATA, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

|X| No fee required.

| | Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)     Title of each class of securities to which transaction applies:
                                                           N/A
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         (2)      Aggregate number of securities to which transaction applies:
                                                           N/A
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         (3)      Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Rule 0-11 (Set forth the amount on which the
                                                           N/A
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         (4)      Proposed maximum aggregate value of transaction:
                                                           N/A
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         (5)      Total fee paid:
                                                           N/A
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         | |      Fee paid previously with preliminary materials:

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         | |      Check  box if any part of the fee is  offset  as  provided  by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:
                                                           N/A
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         (2)      Form, schedule or registration statement no.:
                                                           N/A
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         (3)      Filing party:
                                                           N/A
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         (4)      Date filed:
                                                           N/A
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



                                  VERSATA, INC.
                         300 Lakeside Drive, Suite 1500
                                Oakland, CA 94612
                                 (510) 238-4100



Dear Versata, Inc. Stockholder:

         You are cordially invited to the 2002 Annual Meeting of Stockholders, which will be held on Friday, May 17, 2002, at 11:00 a.m., local time, at 300 Lakeside Drive, Suite 1500, Oakland, California.

         At our meeting, you will be asked to consider and vote upon the following proposals: (i) to elect one Class III director, (ii) to approve an amendment to our Second Amended and Restated Certificate of Incorporation, attached to this proxy statement as Annex A, which will effect, upon filing, a reverse split of our outstanding common stock at a ratio of not less than 1-for-2 and not more than 1-for-6; if approved, our Board of Directors may effect the reverse stock split prior to the next annual meeting of stockholders of the Company to be held after the close of the 2002 fiscal year ; and (iii) to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending October 31, 2002.

         Details with respect to the meeting are set forth in the attached Notice of Annual Meeting and Proxy Statement.

         Whether  or not you  plan to  attend  the  meeting,  you are  urged  to complete, date, sign and return your proxy. Your vote is very important to us and we encourage you to read the Proxy Statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for your convenience.

         I look forward to seeing you at the Annual Meeting.

                                            Sincerely



                                            /s/ DOUGLAS L. ROBERTS
                                            -----------------------------------
                                            Douglas L. Roberts
                                            Chief Executive Officer, President,
                                            and Director


Oakland, California
April 19, 2002

                                  VERSATA, INC.
                         300 Lakeside Drive, Suite 1500
                                Oakland, CA 94612
                                 (510) 238-4100
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2002

TO THE STOCKHOLDERS OF VERSATA, INC.:

         The annual meeting of stockholders of VERSATA, INC., a Delaware corporation (the "Company"), will be held on Friday, May 17, 2002 at 11:00 a.m., local time, at 300 Lakeside Drive, Suite 1500, Oakland, CA 94612 for the following purposes:

         1. To elect one director to Class III to serve for a three-year term or until his successor is duly elected and qualified. The nominee is Robert Davoli;

         2. To approve an amendment to our Second Amended and Restated Certificate of Incorporation which will effect, upon filing, a reverse split of our outstanding common stock at a ratio of not less than 1-for-2 and not more than 1-for-6 and authorize the Board of Directors to file such amendment at any time prior to the next annual meeting of stockholders of the Company to be held after the close of the 2002 fiscal year;

         3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending October 31, 2002; and

         4.       To transact  such other  business as may properly  come before
                  the  annual  meeting  and  any   adjournment  or  postponement
                  thereof.

         The foregoing matters are described in more detail in the enclosed proxy statement. The Board of Directors has fixed the close of business on April 5, 2002 as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Only those stockholders of record of the Company as of the close of business on that date will be entitled to vote at the annual meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the meeting and for a ten-day period preceding the meeting, at the executive offices of the Company during ordinary business hours.

         All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy card as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

         YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                              By Order of the Board of Directors,

                              /s/ JAMES DOEHRMAN
                              -------------------------------------------------
                              James Doehrman
                              Executive Vice President, Chief Operating Officer
Oakland, California           and Chief Financial Office
April 19, 2002

                                  VERSATA, INC.
                         300 Lakeside Drive, Suite 1500
                                Oakland, CA 94612
                                 (510) 238-4100
                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2002

         This Proxy Statement is being mailed to stockholders on or around April 22, 2002, in connection with the solicitation of proxies by the Board of Directors of Versata, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 17, 2002, at 11:00 a.m., local time, at the Company's principal executive offices, 300 Lakeside Drive, Suite 1500, Oakland, CA 94612 (the "Annual Meeting").


                  GENERAL INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

         At the Annual Meeting, you will be asked to:

                  1.       Elect one Class III director;

                  2. To approve an amendment to our Second Amended and Restated Certificate of Incorporation which will effect, upon filing, a reverse split of our outstanding common stock at a ratio of not less than 1-for-2 and not more than 1-for-6 and authorize the Board of Directors to file such amendment at any time prior to the next annual meeting of stockholders of the Company to be held after the close of the 2002 fiscal year;

                  3. Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending October 31, 2002; and

                  4. Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

What is the Proxy for, who can vote and how do I vote?

         This Proxy Statement informs the stockholders of the Company about items that will be voted upon at the Annual Meeting. The Statement also solicits proxies (a formal way of voting through legal representation) from those stockholders who are unable to attend the Annual Meeting. The Proxy Statement was prepared by the management of the Company for its Board of Directors (the "Board").

         The proxy is for voting shares in connection with the Annual Meeting and at any adjournment or postponement of that meeting. The Annual Meeting will be held on May 17, 2002, at 11:00 a.m., local time, at the Company's principal executive offices, 300 Lakeside Drive, Suite 1500, Oakland, California.

         You may vote at the Annual Meeting if you were a stockholder of record of Common Stock at the close of business on April 5, 2002. On April 5, 2002, there were outstanding 44,093,578 shares of Common Stock. No shares of the Company's Preferred Stock were outstanding. The presence at the Annual Meeting, in person or by proxy, of a majority of the total number of shares entitled to vote on the record date constitutes a quorum for the transaction of business by such holders at the Annual Meeting. Each share is entitled to one vote on each matter that is properly brought before the Annual Meeting.

         A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and 10 days prior to the Annual Meeting at the executive offices of the Company at 300 Lakeside Drive, Suite 1500, Oakland, California during normal business hours.

How do I vote by proxy?

         Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the Annual Meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. If the proxy card is properly signed and returned, the proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote FOR the director nominee and FOR each of the other proposals to be considered at the meeting.

What if other matters come up at the Annual Meeting?

         The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?

         Yes. At any time before the vote on a proposal, you can change your vote either by filing with our Secretary at our principal executive offices at 300 Lakeside Drive, Suite 1500, Oakland, CA 94612, a written notice revoking your proxy card or by signing, dating and returning to us a new proxy card. We will honor the proxy card with the latest date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Can I vote in person at the Annual Meeting rather than by completing the proxy card?

         Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.

What do I do if my shares are held in "street name"?

         If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

How are votes counted?

         The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (so-called "broker non-votes"), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. Even though broker non-votes will be counted as present to determine if a quorum exists, they will not be counted as present and entitled to vote on any non-routine proposal.

         The director nominee who receives the greatest number of votes cast in person or by proxy at the Annual Meeting will be elected Class III director of the Company. The vote required for the approval of Proposal No. 2 (Reverse Stock Split) is a majority of the outstanding shares of the Common stock entitled to vote. Approval of the other matters requires: the affirmative vote of the holders of the majority of the shares present and voting and entitled to vote. Abstentions for these matters will be treated as votes cast against the particular matter being voted upon.

Who pays for this proxy solicitation?

         The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                                 PROPOSAL NO. 1:

                              ELECTION OF DIRECTOR

         Our Board of Directors currently has seven directors divided into three classes. The members of each class serve for a three-year period, with one class of directors being elected each year. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Class I directors consists of Messrs. Roberts, Wong and Rekhi whose terms will expire at the annual meeting following the close of the 2002 fiscal year, Class II directors consists of Messrs. Morgenthaler and Feddersen whose terms will expire at the annual meeting following the close of the 2003 fiscal year, and Class III directors consists of Messrs. Davoli and Larson whose terms will expire at the annual meeting following the close of the 2001 fiscal year. Mr. Feddersen intends to resign as a director of the Company effective at the Annual Meeting. Mr. Larson has not agreed to serve as Class III director following the expiration of his term; therefore, he is not up for re-election at this Annual Meeting.

         The nominee is Robert Davoli, a director currently designated as Class III director, whose term expires at the Annual Meeting, and upon his respective successor being elected and qualified to serve. The enclosed proxy cannot be voted for a greater number of persons than one.

         The Board of Directors proposes the election of Robert Davoli for a term of three years, expiring at the annual meeting following the close of the 2004 fiscal year, and until his successor is elected and qualified to serve. The nominee has agreed to serve if elected. If the nominee is unable or unwilling to serve as a director, the proxies may be voted for any nominee designated by the present Board of Directors to fill such vacancy.

         Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below. The director nominee who receives the greatest number of votes cast in person or by proxy at the Annual Meeting will be elected Class III director of the Company.

         Set forth below is certain information concerning the nominee and the other incumbent directors:

NOMINEE FOR CLASS III DIRECTOR

         Class III directors generally serve a term of 3 years and until their successors are elected and qualified. It is anticipated that the Class III director will serve until the annual meeting following the close of the 2004 fiscal year. The nominee for Class III director is as follows:

         Robert Davoli. Mr. Davoli has served as a director of Versata since November 1999. Prior to becoming a director, Mr. Davoli served as a technical consultant to Versata from 1995. Since November 1995, Mr. Davoli has served as a general partner at Sigma, a venture capital firm. From February 1993 to September 1994, Mr. Davoli served as President and Chief Executive Officer of Epoch Systems, a software vendor. Previous to working with Epoch Systems, Mr. Davoli served as President and Chief Executive Officer of SQL Solutions, a services and tools provider for the relational database market. From 1990 to 1992, Mr. Davoli served as an executive officer of Sybase. Mr. Davoli is a director of Internet Security Systems, Inc., StorageNetworks, Inc., and Vignette Corporation. Mr. Davoli holds a B.A. in History from Ricker College and studied Computer Science at Northeastern University for two years.

         OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEE NAMED ABOVE.


CLASS II DIRECTORS

         The term of Class II directors expires at the annual meeting following the close of the 2003 fiscal year. The Class II directors and the Class II director positions are not up for re-election at this Annual Meeting.

         Gary Morgenthaler. Mr. Morgenthaler has served as a director of Versata since 1997. Mr. Morgenthaler is a general partner of Morgenthaler Ventures. Mr. Morgenthaler is a co-founder and former Chairman of Illustra Information Technologies, Inc., a database applications Company. Prior to becoming a partner of Morgenthaler Ventures, Mr. Morgenthaler was Chairman, Chief Executive Officer and a co-founder of Ingres, a relational database management systems company. Mr. Morgenthaler is a director of Catena Networks, Nuance Communications, West Wave, and Yotta Networks. Mr. Morgenthaler holds a B.A. in International Relations from Harvard University.

         Donald W. Feddersen. Mr. Feddersen has served as a director of Versata since 1997. Mr. Feddersen has been a private investor since July 1997. In April 2001, Mr. Feddersen joined Bessemer Venture Partners as a private investor and a Venture Partner. From 1984 to 1996, Mr. Feddersen was a General Partner of Charles River Ventures. Before joining Charles River Ventures, Mr. Feddersen was President and Chief Executive Officer at Applicon from 1978 to 1984. Mr.
Feddersen also served as President and Chief Executive Officer at Entrex. Mr. Feddersen holds an M.B.A. from The University of Chicago and a B.S. in Engineering from Purdue University. Mr. Feddersen intends to resign as a director of the Company effective at the Annual Meeting.

         CLASS I DIRECTORS CONTINUING IN OFFICE

         The term of Class I directors expires at the annual meeting following the close of the 2002 fiscal year. The Class I directors and the Class I director positions are not up for re-election at this Annual Meeting.

         Douglas L. Roberts. Mr. Roberts joined Versata in December of 2000 as Executive Vice President of Worldwide Field Operations. In March 2001, Mr. Roberts was appointed as Versata's interim Chief Executive Officer and became Versata's Chief Executive Officer and President in September 2001. Prior to joining Versata, from July 2000 to October 2000, Mr. Roberts was Senior Vice President of the Global e-Business Group for Peregrine Systems in Atlanta, GA. From October 1999 to July 2000, Mr. Roberts was Senior Vice President/General Manager of Worldwide Sales for Harbinger Corporation. From September 1995 to October 1999, Mr. Roberts was Senior Vice President, Sales at BellSouth Wireless. In addition, Mr. Roberts has held strategic positions at Software AG of North America, Inc. (Vice President and General Manager, Federal & International Operations), and Applied Business Technology (Regional Director). Mr. Roberts earned a degree in Finance from Furman University in Greenville, SC, with advanced studies at George Washington University and the University of Maryland.

         Kanwal Rekhi. Mr. Rekhi has served as a director of Versata since 1995. Since 1994, Mr. Rekhi has been a mentor to and investor in early stage technology companies. From March 1998 to September 1998, Mr. Rekhi served as Chief Executive Officer and Chairman of the Board of Cybermedia, a software Company. Prior to 1994, Mr. Rekhi served as Executive Vice President and Chief Technology Officer at Novell, Inc. From 1989 to 1995 Mr. Rekhi also served as a director of Novell. Mr. Rekhi holds an M.S. in Electrical Engineering from Michigan Technical University and a degree in Electrical Engineering from the Indian Institute of Technology in Bombay.

         Eugene  Wong.  Dr. Wong has served as a director  of Versata  since May
1998. Since 1997, Dr. Wong has served as a technical consultant and chief scientist to Versata. Dr. Wong has served as Professor Emeritus at the University of California on assignment with the National Science Foundation since June 1998. Dr. Wong acted as Associate Director of the office of Science and Technology Policy in the Bush White House from 1990 to 1993. Dr. Wong holds a B.S.E., an A.M., and a Ph.D., all in Electrical Engineering, all from Princeton University.

                          BOARD MEETINGS AND COMMITTEES

         Our Board of Directors held 11 meetings during the transition period from January 1, 2001 to October 31, 2001 (the "Transition Period"). During the Transition Period, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors during such period and
(ii) the total number of meetings held during such period by committees of the Board of Directors on which he or she served.

         The audit committee currently consists of three independent directors, Messrs. Feddersen, Larson and Morgenthaler. Mr. Larson has not agreed to serve as Class III director following the expiration of his term, and Mr. Feddersen intends to resign effective at the Annual Meeting;

therefore the Board intends to appoint Mr. Rekhi and Mr. Wong to the audit committee effective at the Annual Meeting. The Audit Committee met 9 times during the Transition Period. The Audit Committee reviews and supervises our financial controls, including the selection of our auditors, reviews our books and accounts, meets with our officers regarding our financial controls, acts upon recommendations of our auditors and takes further actions as the Audit Committee deems necessary to complete an audit of our books and accounts. The Audit Committee also performs other duties as may from time to time be determined by the Board.

         The Compensation Committee currently consists of three directors, Messrs. Morgenthaler, Feddersen and Rekhi. The Board intends to appoint Mr. Wong to the Compensation Committee upon the effective date of Mr. Feddersen's resignation from the Board. The Compensation Committee met 6 times during the Transition Period. The compensation committee reviews and approves the compensation and benefits for our executive officers, administers our compensation and stock plans, makes recommendations to the Board of Directors regarding these matters and performs other duties as may from time to time be determined by the Board.

                              DIRECTOR COMPENSATION

         We currently do not compensate any non-employee member of the Board for their service as Board members, except in some cases through the grant of stock options. Directors who are also employees do not receive additional compensation for serving as directors.

         Under our 2000 Stock Incentive Plan, which was adopted by our Board in November 1999 and was approved by our Stockholders in February 2000, non-employee directors will receive automatic option grants covering 36,000 shares of common stock upon becoming directors and 12,000 shares of common stock on the date of each annual meeting of Stockholders beginning in 2001. The 2000 Stock Incentive Plan also contains a director fee option grant program. Should this program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of an option with an exercise price below the then fair market value of our shares. Non-employee directors will also be eligible to receive discretionary option grants and direct stock issuances under our 2000 Stock Incentive Plan.



                                 PROPOSAL NO. 2:

                  AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
                  TO EFFECT A REVERSE SPLIT OF OUR COMMON STOCK

Overview

         The Board of Directors is proposing to the Company's stockholders a resolution to approve an amendment to the Company's Second Amended and Restated Certificate of Incorporation for the purpose of effectuating a reverse stock split of the Company's outstanding Common Stock with a ratio of not less than one share for each two shares and not more than one share for each six shares (the "Reverse Stock Split"), with the Company's Board of Directors having the authority and discretion to determine if and when to effectuate any Reverse Stock Split and the ratio of any Reverse Stock Split, which ratio shall not be less than 1-for-2 and not more than 1-for-6 (the "Ratio"). The authority of the Board of Directors to effectuate a Reverse Stock Split would expire at the time of the annual meeting of stockholders to be held after the close of the 2002 fiscal year.

         To effect the reverse stock split, our Board would file the approved proposed amendment to our Second Amended and Restated Certificate of Incorporation (the "Amendment"), in the form attached to this proxy statement as Annex A, with the Delaware Secretary of State. In the event the Board files the Amendment and as a result of the reverse stock split, the number of issued and outstanding shares of our common stock would be reduced in accordance with the reverse stock split ratio. The par value of our common stock would remain unchanged at $0.001 per share, and the number of authorized shares of our common stock would remain unchanged.

         Our Board of Directors has approved this proposal and recommends the amendment to our Second Amended and Restated Certificate of Incorporation to effect the proposed reverse stock split, if in the sole discretion of the Board, such a reverse stock split is necessary to meet compliance requirements of the Nasdaq National Market.

Reasons for the Reverse Stock Split

         Our common stock trades on the Nasdaq National Market, which has certain compliance requirements for continued listing of common stock, including a requirement that the common stock have a minimum bid price of $1.00 per share. Our common stock has not maintained a minimum bid price of $1.00 over the last consecutive 30 trading days as required by the Nasdaq National Market. On February 19, 2002 we received a notice on the minimum bid price non-compliance from Nasdaq National Market. Pursuant to such notice, we have until May 20, 2002 to regain compliance or be subject to delisting procedures subject to our right to appeal.

         Our Board of Directors believes that we should obtain the right to implement a reverse stock split to facilitate the continued listing of our common stock on the Nasdaq National Market and to enhance the desirability and marketability of our common stock to the financial community and the investing public.

         As of April 5, 2002, the last reported sale price for our common stock was $0.66 per share. Management and our Board of Directors believe that the Nasdaq National Market is the preferred market for listing our common stock. Delisting from the Nasdaq National Market would likely significantly decrease the liquidity of our common stock, which could reduce the trading price and increase the transaction costs of trading shares of our common stock. Accordingly, if required to maintain our Nasdaq National Market listing, management and our Board believe that the implementation of the reverse split may be in our best interests and in the best interests of our stockholders.

         In addition, our Board of Directors believes that the reverse stock split would enhance the desirability and marketability of our common stock to the financial community and the investing public and may mitigate reluctance on the part of brokers and investors to trade in our common stock. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their own portfolios, which reduces the number of potential buyers of our common stock. In addition, analysts at many leading national brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Additionally, because brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our common stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher. This factor may also limit the willingness of institutions to purchase our stock.

         Further, our common stock has been trading below $1.00 for several months. With our common stock trading in this range, small movements, in absolute terms, in the price per share of our common stock translate into disproportionately large swings in the price on a percentage basis. We believe that such swings tend to bear little relationship to our financial condition and results.

         In the board's view, these factors have contributed to an unjustified, relatively low level of interest in our common stock on the part of investment analysts, brokers and professionals and individual investors, which tends to depress the market for our common stock. The board proposes effecting the reverse split as a means of increasing the per-share market price of our common stock.

         If approved by the stockholders of the Company, a Reverse Stock Split may become effective on the date the Board of Directors files the Amendment. In the event the Board decides to file such Amendment, it must do so on or prior to the Company's next annual meeting of stockholders but in no event later than such time. Moreover, the Board of Directors reserves the right, even after stockholder approval, to entirely forego filing of the Amendment if such action is determined not to be in the best interests of the Company and its stockholders. If a Reverse Stock Split approved by the stockholders is subsequently not implemented by the Board of Directors on or prior to the Company's next annual meeting, the proposal to amend the Company's Second Amended and Restated Certificate of Incorporation to effect a Reverse Stock Split will be deemed abandoned, without any further effect. In such case, the

Board of Directors will again need to seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

         Accordingly, the Board of Directors proposes that the Company's stockholders approve a Reverse Stock Split with a ratio of between 1-for-2 and 1-for-6; and further, that the Board of Directors be authorized to determine which of the Reverse Stock Splits in the specified range, if any, to implement. In determining which Reverse Stock Split to implement, if any, the Board of Directors will assess a variety of factors, including, but not limited to, analysis of general market conditions. However, primary emphasis will be placed on the trading price of the Common Stock on the days leading up to the date of the Reverse Stock Split.

         A vote in favor of this proposal will be a vote for approval of each of the reverse split ratios in the specified range and for the granting of authority and discretion to the Board of Directors to effectuate one of the Reverse Stock Splits in the range as it deems advisable at the time the Reverse Stock Split is to be effectuated. The proposal gives the Board of Directors the discretion to abandon the Reverse Stock Split if the trading price of shares of the Common Stock are above Nasdaq's minimum trading price requirements on a continuous basis prior to its implementation, or if market or other conditions or circumstances make implementation of the Reverse Stock Split inadvisable as determined by the Board of Directors. The vote required for approval of the Reverse Stock Split proposal is a majority of the outstanding shares of the Common Stock entitled to vote.

Potential Effects of the Reverse Stock Split

         The immediate effect of a reverse stock split would be to reduce the number of shares of our common stock outstanding in accordance with the reverse stock split ratio and to increase the trading price of our common stock.

         The effect of any reverse stock split upon the market price of our common stock cannot be predicted. Some companies in similar circumstances who have effected a reverse stock split have experienced improved stock price performance while others have not. We cannot assure you that the trading price of our common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse stock split. Further, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our common stock, that the trading price would remain above the thresholds required by the Nasdaq Stock Market, or that we will be able to continue to meet the other continued listing requirements of the Nasdaq Stock Market. The trading price of our common stock may change due to a variety of other factors, including our operating results and factors related to our business and general market conditions. Finally, the resulting decrease in the number of shares of our common stock outstanding could potentially impact the liquidity of our common stock on the Nasdaq National Market, especially in the case of larger block trades.

         Effects on Ownership by Individual Stockholders. If we implement a reverse stock split, the number of shares of our common stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse stock split by the reverse stock split ratio, and then rounding down to the nearest whole share. We would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse stock split, as described in further detail below. No fractional shares will be issued as a result of the reverse stock split. The reverse stock split would not affect any stockholder's percentage ownership interests in us or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.

         Effect on Options, Warrants and Other Securities. In addition, all shares subject to outstanding options, warrants and other securities entitling their holders to purchase shares of our common stock would be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each such security would be reduced in proportion to the reverse stock split ratio, and the exercise price, if applicable, would be increased in proportion to the ratio, in accordance with the terms of each such security. Also, the number of shares reserved for issuance under our existing stock option and employee stock purchase plans would be reduced in proportion to the reverse stock split ratio. None of the rights currently accruing to holders of our common stock, options, warrants or other securities convertible into our common stock would be affected by the reverse stock split.

         Other Effects on Outstanding Shares. If a reverse stock split is implemented, the rights and preferences of the outstanding shares of our common stock would remain the same after the reverse stock split. Each share of common stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

         In addition, the reverse stock split would result in some stockholders owning "odd-lots" of fewer than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

         Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split would not affect the registration of our common stock under the Exchange Act.

Authorized Shares of Our Common Stock

         The reverse stock split, if implemented, would not change the number of authorized shares of our common stock as designated by our Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of our common stock would decrease, the number of shares remaining available for issuance under our authorized pool of common stock would increase.

         These additional shares of common stock would also be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. We have no current plan to issue shares from these additional shares.

         The additional shares of common stock that would become available for issuance if the reverse split is approved could also be used by us to oppose a hostile takeover attempt or delay or prevent changes of our control or changes in or removal of our management, including transactions that are favored by a majority of the independent stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, except as set forth in Rule 4350 of the NASD Manual, without further stockholder approval, our Board of Directors could strategically sell shares of our common stock in a private transaction to purchasers who would oppose a takeover or favor our current Board of Directors. Although the reverse stock split has been prompted by business and financial considerations, stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by us to deter or prevent changes of our control.

Procedure   for  Effecting  the  Reverse  Stock  Split  and  Exchange  of  Stock
Certificates

         If the stockholders approve the Reverse Stock Split proposal and the Board of Directors determines it is necessary or desirable to effectuate a Reverse Stock Split, the Board of Directors would:

         o Determine the ratio at which a Reverse Stock Split, between 1-for-2 and 1-for-6 would be advisable, based on market and other relevant conditions and circumstances and the trading prices of the Company's Common Stock at that time; and

         o Direct management to file the Amendment with the Delaware Secretary of State. The Amendment would specify that, on its filing, every two to six shares (depending on the ratio of the Reverse Stock Split selected by the Board of Directors) of the Common Stock outstanding would automatically be combined and converted into one share. For example, if the Board of Directors selected a 1-for-2 Reverse Stock Split, the amendment would specify that every two shares of the Common Stock outstanding be combined and converted into a single share.

         We estimate that, following the Reverse Stock Split, the Company would have approximately the same number of stockholders and, except for the effect of cash payments for fractional shares as described below, the completion of the Reverse Stock Split would not affect any stockholder's proportionate equity interest in the Company. By way of example, a stockholder who owns a number of shares that prior to the Reverse Stock Split represented one-half of a percent of the outstanding shares of the Company would continue to own one-half of a percent of its outstanding shares after the Reverse Stock Split.

         The Reverse Stock Split also will not affect the number of shares of Common Stock that the Board of Directors is authorized to issue by the Second Amended and Restated Certificate of Incorporation of the Company, which will remain unchanged at 150,000,000 shares. However, it will have the effect of increasing the number of shares available for future issuance because of the reduction in the number of shares that will be outstanding after giving effect to the Reverse Stock Split.

Fractional Shares

         We would not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split would be rounded down to the nearest whole share. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio would instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our common stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our common stock on the trading day immediately preceding the effective date of the reverse stock split.

Exchange Of Stock Certificates And Payment For Fractional Shares

         The combination of, and reduction in, the number of the Company's outstanding shares as a result of the Reverse Stock Split would occur automatically on the date that the Reverse Stock Split Amendment is filed with the Delaware Secretary of State (the "Effective Date"), without any action on the part of the Company's stockholders and without regard to the date that stock certificates representing the shares prior to the Reverse Stock Split are physically surrendered for new stock certificates.

         As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates for shares of the Common Stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of the Common Stock such stockholder is entitled to receive as a result of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates representing shares of the Common Stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of the Common Stock that he or she holds as a result of the Reverse Stock Split and any cash payable in lieu of a fractional share. STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

         After the Effective Date, each certificate representing shares of the Common Stock outstanding prior to the Effective Date (an "Old Certificate") will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of the Common Stock, and the right to receive from the Company the amount of cash for any fractional shares, into which the shares of the Common Stock evidenced by such certificate have been converted by the Reverse Stock Split. However, the holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by the Company after the Effective Date, until the Old Certificates have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the Old Certificates, all such unpaid dividends or distributions will be paid without interest. If the number of shares of the Common Stock to which a holder is entitled as a result of the Reverse Stock Split would otherwise include a fraction, the Company will pay to that stockholder, in lieu of issuing fractional shares of stock, cash in an amount equal to the resulting fractional interest in one share of our common stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our common stock on the trading day immediately preceding the Effective Date of the Reverse Stock Split. For example, if the Board of Directors determined to implement a 1-for-3 Reverse Stock Split, the shares of a stockholder that owned 100 shares prior to the Reverse Stock Split would be converted into 33.33 shares as a result of the Reverse Stock Split. If the closing price of the immediately preceding the effective date was $1.00 per share, that stockholder would receive, in exchange for his stock certificates evidencing his 100 shares, a stock certificate for 33 whole shares and a check in the amount of $1.00 for his fractional share. The Company does not anticipate that the aggregate payment in respect of fractional shares will represent a significant amount.

No Appraisal Rights

         No  appraisal   rights  are  available   under  the  Delaware   General
Corporation Law or under our Second Amended and Restated Certificate of Incorporation or bylaws to any stockholder who dissents from this proposal. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Accounting Consequences

         The par value of our common stock would remain unchanged at $0.001 per share after the reverse stock split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Federal Income Tax Consequences

         The following is a summary of material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date thereof, which are subject to change retroactively as well as prospectively.

         This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986 (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder's own tax advisor with respect to the consequences of the reverse stock split.

         Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split, including any fraction of a share deemed to have been received, would be the same as the stockholder's aggregate tax basis in the shares exchanged. Stockholders who receive cash upon redemption of their fractional share interests in the shares as a result of the reverse stock split will generally recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liabilities generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder's holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split. Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

         THE BOARD OF DIRECTORS DEEMS THIS PROPOSAL TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.

                                 PROPOSAL NO. 3:

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

         PricewaterhouseCoopers LLP has been selected by our Board of Directors to serve as our independent accountants for the fiscal year ending October 31, 2002. We are now asking you to ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending October 31, 2002.

         In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year, but may still select PricewaterhouseCoopers LLP as independent public accountants for the Company. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

         A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

AUDIT FEES:

         Audit fees billed to us by PricewaterhouseCoopers LLP for the audit of our Transition Period financial statements and the review of our financial information included in our quarterly reports on Form 10-Q totaled $225,000.

ALL OTHER FEES:

         Fees billed to us by PricewaterhouseCoopers LLP during 2001 for all other non-audit services rendered, related primarily to their review of our registration statement with the Securities and Exchange Commission and tax related services, totaled $42,500.

VOTE REQUIRED

         The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditor for the year ending October 31, 2002 requires the affirmative vote of a majority of the outstanding voting shares of the Company present or represented and voting at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS

                                   MANAGEMENT

Officers and Directors

         The following table sets forth certain information regarding our executive officers and other officers and directors.

                  Name                        Age                          Position
                  ----                        ---                          --------
Douglas L. Roberts(4)..................        45     Chief Executive Officer, President, Director
James A. Doehrman......................        44     Executive Vice President, Chief Operating and Financial Officer
Val Huber..............................        52     Vice President, Development and Chief Technology Officer
Rahul Patel............................        37     Vice President, Research and Development
Lisa Tomlinson.........................        44     Vice President, Human Resources
Iain Grant.............................        38     Vice President, Worldwide Professional Services
Rocco Quaglietti.......................        49     Vice President, Sales America
Nicholas Birtles.......................        57     Vice President, Sales Europe
Gary Morgenthaler(1)(2)(5).............        53     Chairman of the Board
Robert Davoli(3).......................        53     Director
Donald W. Feddersen(1)(2)(5)...........        67     Director
John W. Larson(1)(3)...................        66     Director
Kanwal Rekhi(2)(4).....................        56     Director
Eugene Wong(4).........................        67     Director

------------------------
(1)      Member of Audit Committee.
(2)      Member of Compensation Committee.
(3)      Term of office expires at 2002 Annual Meeting of Stockholders.
(4)      Term of office expires at 2003 Annual Meeting of Stockholders.
(5) Term of office expires at 2004 Annual Meeting of Stockholders. Mr. Feddersen will be resigning from the Board effective at the Annual Meeting.

         Douglas L. Roberts. Mr. Roberts joined Versata in December of 2000 as Executive Vice President of Worldwide Field Operations. In March 2001, Mr. Roberts was appointed as Versata's interim Chief Executive Officer and became Versata's Chief Executive Officer and President in September 2001. Prior to joining Versata, from July 2000 to October 2000, Mr. Roberts was Senior Vice President of the Global e-Business Group for Peregrine Systems in Atlanta, GA. From October 1999 to July 2000, Mr. Roberts was Senior Vice President/General Manager of Worldwide Sales for Harbinger Corporation. From September 1995 to October 1999, Mr. Roberts was Senior Vice President, Sales at BellSouth Wireless. In addition, Mr. Roberts has held strategic positions at Software AG of North America, Inc. (Vice President and General Manager, Federal & International Operations), and Applied Business Technology (Regional Director). Mr. Roberts earned a degree in Finance from Furman University in Greenville, SC, with advanced studies at George Washington University and the University of Maryland.

         James A. Doehrman. Mr. Doehrman serves as Versata's Executive Vice President, Chief Operating and Financial Officer. Mr. Doehrman joined Versata in February 2001 as Executive Vice President and Chief Financial Officer and was appointed as Chief Operating Officer in March 2001. From June 2000 through February 2001, Mr. Doehrman served as Executive Vice President, Chief
Administrative Officer and Treasurer at E.piphany, Inc. From January 2000 through May 2000, Mr. Doehrman was Senior Vice President and Chief Financial and Administrative Officer at Octane Software, a web-centric customer relationship management software company that merged with E.piphany in May 2000. From July 1997 to January 2000 Mr. Doehrman was the Vice President and Chief Financial Officer of technology publisher IDG Books Worldwide. Mr. Doehrman's previous experience includes over 18 years of progressive management, financial and operational assignments with companies like Simon & Schuster,

Federated Department Stores and Arthur Andersen & Co. Mr. Doehrman holds a B.A. degree from Southern Methodist University. He is also a Certified Public Accountant.

         Val Huber. Mr. Huber joined Versata in 1995 as Vice President, Development and Chief Technology Officer. Prior to joining Versata, from 1989 to 1994, Mr. Huber served as a lead architect on various technology projects at Sybase. Prior to working with Sybase, from 1980 to 1989, Mr. Huber served as Director of Business Computer Systems at Wang Labs. Mr. Huber holds a B.A. in Chemistry from Vanderbilt University.

         Rahul Patel. Mr. Patel serves as Versata's Vice President of Research and Development. Mr. Patel joined Versata in 1995 as a Lead Engineer. Mr. Patel was promoted to Director of Research and Development and the Lead Architect for Versata in 1998, prior to becoming the Vice President of Research and Development in June 2000. Before joining Versata, from December 1990 to April 1992, Mr. Patel was a Senior Software Engineer for Sun Microsystems. From 1992 to January 1995, Mr. Patel was a Lead Engineer in the advanced tools technology group for Sybase. Mr. Patel holds a Master of Science degree in Computer Engineering from the University of Florida in Gainesville. He also holds a Bachelor of Science degree in Engineering from Gujarat University in Ahmedabad, India.

         Lisa Tomlinson. Ms. Tomlinson joined Versata in March 2001 as Vice President of Worldwide Human Resources. From 1999 through 2001 Ms. Tomlinson served as Vice President of Human Resource at PacPizza, LLC a franchisee of Pizza Hut, and from 1997 through 1999, Ms. Tomlinson served as Vice President of Human Resource at Pizza Hut. From May 1992 through November 1996 Ms. Tomlinson was Director of Human Resources at Marriott Corporation, a hospitality company. Ms. Tomlinson's previous experience includes over sixteen years of Human
Resources management with companies like Bendix Corporation and the CIS Corporation. Ms. Tomlinson holds a B.A. degree from Western Michigan University.

         Iain Grant. Mr. Grant joined Versata in April 2001 as Vice President of World Wide Professional Services. Prior to joining Versata, from November 1998 through April 2001, Mr. Grant served as CEO at @tlas e-Solutions Inc., a San Francisco based firm that developed XML based integration and collaboration software. From April 1997 through November 1998 Mr. Grant served as a Principal Consultant for IBM Global Services. From November 1990 through April 1997, Mr. Grant served as a senior manager with PricewaterhouseCoopers. Mr. Grant holds an honors degree in Mathematics, Statistics, and Operational Research from the University of Exeter, England.

         Rocco Quaglietti. Mr. Quaglietti joined Versata in January 2000 as Vice President of Channel Sales. In October 2001, Mr. Quaglietti was promoted to Vice President, Sales Americas. Prior to joining Versata, from October 1997 to December 1999 Mr. Quaglietti was Vice President of Sales at Cloudscape, producer of a Java-based Object Relational Database Management System. Mr. Quaglietti was Director of Channels Sales at Pilot Software from October 1995 through September 1997. Mr. Quaglietti also served as Director of Channel Sales at Ingres for 6 years. Mr. Quaglietti previous experience includes over 10 years of sales with companies like GEISCO and Pansophic Systems. Mr. Quaglietti holds a BS degree from North Adams State College and an MBA from Golden Gate University.

         Nicholas Birtles. Mr. Birtles recently joined Versata in February 2002 as Vice President of Sales, Europe. From March 2001 through March 2002, Mr. Birtles served as Vice President, International at Support.com a Support Automation Software company. From October 1996 through July 2001 Mr. Birtles was Chief Operating Officer and then the CEO at Constellar Corp, a leading Enterprise Applications Integration company. Mr. Birtles' previous experience includes over 25 years of International Sales and Sales management with companies like Ingres, Gupta, and Comshare. Mr. Birtles attended Manchester University and studied Mathematics and Chemistry.

         Gary Morgenthaler. Mr. Morgenthaler has served as a director of Versata since 1997. Mr. Morgenthaler is a general partner of Morgenthaler Ventures. Mr. Morgenthaler is a co-founder and former Chairman of Illustra Information Technologies, Inc., a database applications Company. Prior to becoming a partner of Morgenthaler Ventures, Mr. Morgenthaler was Chairman, Chief Executive Officer and a co-founder of Ingres, a relational database management systems company. Mr. Morgenthaler is a director of Catena Networks, Nuance Communications, Westwave, and Yotta Networks. Mr. Morgenthaler holds a B.A. in International Relations from Harvard University.

         Robert Davoli. Mr. Davoli has served as a director of Versata since November 1999. Prior to becoming a director, Mr. Davoli served as a technical consultant to Versata from 1995. Since November 1995, Mr. Davoli has served as a general partner at Sigma, a venture capital firm. From February 1993 to September 1994, Mr. Davoli served as President and Chief Executive Officer of Epoch Systems, a software vendor. Previous to working with Epoch Systems, Mr. Davoli served as President and Chief Executive Officer of SQL Solutions, a services and tools provider for the relational database market. From 1990 to 1992, Mr. Davoli served as an executive officer of Sybase. Mr. Davoli is a director of Internet Security Systems, Inc., StorageNetworks, Inc., and Vignette Corporation. Mr. Davoli holds a B.A. in History from Ricker College and studied Computer Science at Northeastern University for two years.

         Donald W. Feddersen. Mr. Feddersen has served as a director of Versata since 1997. Mr. Feddersen has been a private investor since July 1997. In April 2001, Mr. Feddersen joined Bessemer Venture Partners as a private investor and a Venture Partner. From 1984 to 1996, Mr. Feddersen was a General Partner of Charles River Ventures. Before joining Charles River Ventures, Mr. Feddersen was President and Chief Executive Officer at Applicon from 1978 to 1984. Mr.
Feddersen also served as President and Chief Executive Officer at Entrex. Mr. Feddersen holds an M.B.A. from The University of Chicago and a B.S. in Engineering from Purdue University. Mr. Feddersen will be resigning from the Board, effective at the Annual Meeting.

         John W. Larson. Mr. Larson has served as a director of Versata since 1998. Mr. Larson has served as senior partner at the law firm of Brobeck, Phleger & Harrison LLP since March 1996. From 1988 until March 1996, Mr. Larson was Chief Executive Officer of the firm. He has been a partner with the firm since 1969, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. Mr. Larson is a director of Sangamo Biosciences Inc., a biotechnology Company. Mr. Larson holds a B.A., with distinction, in Economics, and an L.L.B. from Stanford University.

         Kanwal Rekhi. Mr. Rekhi has served as a director of Versata since 1995. Since 1994, Mr. Rekhi has been a mentor to and investor in early-stage technology companies. From March 1998 to September 1998, Mr. Rekhi served as Chief Executive Officer and Chairman of the Board of Cybermedia, a software Company. Prior to 1994, Mr. Rekhi served as Executive Vice President and Chief Technology Officer at Novell, Inc. From 1989 to 1995 Mr. Rekhi also served as a director of Novell. Mr. Rekhi holds an M.S. in Electrical Engineering from Michigan Technical University and a degree in Electrical Engineering from the Indian Institute of Technology in Bombay.

         Eugene  Wong.  Dr. Wong has served as a director  of Versata  since May
1998. Since 1997, Dr. Wong has served as a technical consultant and chief scientist to Versata. Dr. Wong has served as Professor Emeritus at the University of California on assignment with the National Science Foundation since June 1998. Dr. Wong acted as Associate Director of the office of Science and Technology Policy in the Bush White House from 1990 to 1993. Dr. Wong holds a B.S.E., an A.M., and a Ph.D., all in Electrical Engineering, all from Princeton University.


                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

         The following table sets forth the compensation for the two most recent completed fiscal years and the Transition Period of (i) each person that served as our Chief Executive Officer during the fiscal year 2001, and (ii) our four other most highly compensated executive officers whose aggregate cash compensation exceeded $100,000 during the ten months ended 2001. These officers are referred to herein as the Named Executive Officers.

         Annual compensation listed in the following table excludes other compensation in the form of perquisites and other personal benefits that constitutes the lesser of $50,000 or 10% of the total annual salary and bonus of each of the Named Executive Officers in 2001. The options listed in the following table were granted under our 1997 Stock Option Plan or our 2000 Stock Incentive Plan.

                                                                                             Long-Term Compensation
                                                                           ---------------------------------------------------------
                                                                                     Award                          Payouts
                                                                           ------------------------------ --------------------------
                                                                                           Securities
  Name and Principal                                         Other Annual   Restricted     Underlying        LTIP        All Other
       Position           Year        Salary       Bonus     Compensation  Stock Award(s)  Options/SARs     Payouts     Compensation
       --------           ----        ------       -----     ------------  --------------  ------------     -------     ------------
Douglas L. Roberts         2001(1)    $ 217,800   $  20,000   $206,821(2)    $ 209,250(3)          --(4)         --         --
Chief Executive Officer    2000              --          --         --              --             --            --         --
                           1999              --          --         --              --             --            --         --

John A. Hewitt             2001(1)    $  92,380         -0-         --              --        200,000(5)         --         --
Former President           2000       $ 213,750   $ 164,500         --              --             --            --         --
and Chief Executive        1999       $ 180,000   $ 110,000         --              --             --            --         --
Officer

James A. Doehrman          2001(1)    $ 145,500   $  30,000   $206,821(2)    $ 209,250(3)          --(4)         --         --
Chief Operating            2000              --          --         --              --             --            --         --
Officer,
Chief Financial Officer    1999              --          --         --              --             --            --         --
and Secretary

Val Huber                  2001(1)    $ 140,800   $  20,000   $ 55,800(2)    $  55,800(3)          --(4)         --         --
Vice President,            2000       $ 155,000   $  99,500         --              --             --        25,000         --
Development and Chief      1999       $ 145,000   $  64,000         --              --             --            --         --
Technology Officer

Manish Chandra (6)         2001(1)    $ 151,500   $  20,000   $ 47,839(2)    $  55,800(3)          --(4)         --         --
Former Vice President,     2000       $ 140,000   $  60,000         --              --             --            --         --
Marketing                  1999         122,500   $  23,500         --              --             --            --         --

Rahul Patel                2001(1)    $ 140,800   $  20,000   $ 47,839(2)    $  55,800(3)          --(4)         --         --
Vice President,            2000       $ 140,000   $  62,800         --              --             --            --         --
Research and               1999       $ 120,000   $  28,000         --              --             --            --         --
Development

(1)      Represents  the  Transition  Period from January 1, 2001 to October 31,
         2001.

(2) Represents amounts paid in connection with the grant of restricted stock as described below in this item under the section entitled "Grant of Restricted Stock to the Named Executive Officers" and as a retention measure for our Named Executives, in April 2001, we paid the Named Executives a bonus to cover the estimated personal income tax impact of making an IRS Code Section 83b election following the grant of the restricted shares. At that time we determined that this plan was a preferable form of executive retention than if the Company had issued a comparable number of options, in lieu of restricted stock, to the Named Executives and then advanced them funds to "early exercise" the options, which has been a practice for executive retention in the industry, but which, in hindsight, in our opinion it is generally an ineffective form of executive retention.

(3) Represents the grant of restricted common stock as described below in this item under the Section entitled "Grant of Restricted Stock to the Named Executive Officers." In order to calculate the aggregate value of the shares in the table, we used the closing price of our common stock as traded on the Nasdaq National Market on April 16, 2001, the grant date. Each officer received 2 grants of restricted shares of common stock, which are subject to our repurchase right. The first grants vest over a period of 50 months, with 12.5% of the shares vesting six months from the date of issuance (April 16, 2001), and the balance vesting in equal monthly installments thereafter. The second grants vest as follows: 25% of the shares vest six months from the date of issuance, another 25% vest one year from the date of issuance and the balance vest monthly over the next 12 months. Mr. Roberts received 750,000 shares of common stock, which had an aggregate value of $307,500 as of October 31, 2001. Mr. Doehrman received 750,000 shares of common stock, which had an aggregate value of $307,500 as of October 31, 2001. Mr. Huber received 200,000 shares of common stock, which had an aggregate value of $82,000 as of October 31, 2001. Mr. Chandra received 200,000 shares of common stock, which had an aggregate value of $82,000 as of October 31, 2001. Mr. Patel received 200,000 shares of common stock, which had an aggregate value of $82,000 as of October 31, 2001.

(4) All the options granted in the Transition Period were cancelled as more fully set forth below in this item under the Section entitled "Option Grants in Ten Months Ended October 31, 2001.

(5) Mr. Hewitt's options were cancelled upon his termination on April 6, 2001.

(6)      Mr. Chandra resigned  subsequent to October 31, 2001.

Option Grants in Ten Months Ended October 31, 2001

         The following table sets forth information regarding option grants to each of the Named Executive Officers during the ten months ended October 31, 2001. No stock appreciation rights were granted to the Named Executive Officers during the Transition Period. The options described in the table below were granted to the Named Executive Officers on February 9, 2001. The options granted to Messrs. Roberts, Doehrman, Huber, Chandra and Patel were cancelled on April 16, 2001 in connection with the grant of restricted stock. The options granted to Mr. Hewitt were cancelled upon his termination on April 6, 2001.

                        Stock Option Grants in Ten Months Ended October 31, 2001

                              Individual Grants                                          Potential Realizable Value
                          -------------------------                                        at Assumed Annual Rates
                          Number of      Percent of                                          (1) of Stock Price
                         Securities     Total Options                                         Appreciation for
                         Underlying      Granted to                                              Option Term
                           Options        Employees      Exercise Price    Expiration   ----------------------------
         Name            Granted(#)        in 2001          ($/share)         Date           5%($)         10%($)
         ----            ----------        -------          ---------         ----           -----         ------
Douglas Roberts               2,650          <1                5.50           2/9/2011        N/A           N/A
John A. Hewitt, Jr.         200,000          3.1               5.50           2/9/2011        N/A           N/A
James Doehrman              450,000          6.9               5.50           2/9/2011        N/A           N/A
Val Huber                    80,375          1.2               5.50           2/9/2011        N/A           N/A
Manish Chandra              125,000          1.9               5.50           2/9/2011        N/A           N/A
Rahul Patel                  81,343          1.2               5.50           2/9/2011        N/A           N/A

-------------------
(1) Not Applicable because all the options granted in the Transition Period were cancelled as set forth above.

         In 2001, we granted options to purchase up to a total of 6,490,374 shares to employees under our 2000 Stock Incentive Plan at exercise prices equal to the fair market value of our common stock on the date of grant, as determined by the closing price of our common stock as traded on the Nasdaq National Market.

Grant of Restricted Stock to the Named Executive Officers

         On April 16, 2001, the Compensation Committee of our Board of Directors approved an Equity Incentive Program ("EIP") to retain the services of the Executive Officers essential to the Company's future financial success. Under the terms of the EIP, certain officers of the Company were given the opportunity to exchange certain "underwater" outstanding unexercised options for a restricted share grant. As a condition to participation in the EIP, all stock options granted after October 16, 2000 were replaced by a restricted share grant. The purchase price of the restricted stock was $0.001 per share.

The following table sets forth the grants of restricted shares of common stock made under the EIP:


                                                   Restricted Shares
                                                      Subject to
                                     Number of     Repurchase as of
                                    Securities     October 31, 2001
              Name                    Granted           Granted
              ----                    -------           -------
Douglas Roberts......................252,600(1)          221,025
Douglas Roberts......................497,400(2)          373,050
James Doehrman.......................450,000(1)          393,750
James Doehrman.......................300,000(2)          225,000
Val Huber............................100,000(1)           75,000
Val Huber............................100,000(2)           87,500

Manish Chandra.......................100,000(1)           75,000
Manish Chandra.......................100,000(2)           87,500
Rahul Patel..........................100,000(1)           75,000
Rahul Patel..........................100,000(2)           87,500

------------------------------
(1) These grants vest over a period of 50 months, with 12.5% of the shares vesting six months from the date of issuance (April 16, 2001), and the balance vesting in equal monthly installments thereafter.

(2) These grants vest as follows: 25% of the shares vest six months from the date of issuance, another 25% vest one year from the date of issuance and the balance vest monthly over the next 12 months.

Option Exercises in Transition Period and Option Values at End of Transition Period

         The following table sets forth information concerning the number and value of shares of common stock underlying the unexercised options held by the Named Executive Officers as of October 31, 2001. The table also sets forth the value realized upon the exercise of stock options during the Transition Period which is calculated based on the fair market value of our common stock on the date of exercise, as determined by the closing price of our common stock as traded on the Nasdaq National Market, less the exercise price paid for the shares. The value of unexercised in-the-money options represents the positive spread between the exercise price of the stock options and the fair market value of our common stock as of October 31, 2001, which was $0.41 per share. No stock appreciation rights were exercised during the Transition Period and no stock appreciation rights were outstanding as of October 31, 2001.

              Aggregated Option Exercises in Transition Period and
                    Option Values at End of Transition Period

                          Shares                                    Number of Securities              Value of Unexercised
                         Acquired                                  Underlying Unexercised            In-the-Money Options at
                            on                                     Options at Year-End(#)                Year-End($)(2)
                         Exercise              Value           ------------------------------- -------------------------------
Name                         (#)          Realized($)(1)       Exercisable     Unexercisable     Exercisable     Unexercisable
------------------      ---------------   --------------       -----------     -------------     -----------     -------------
Manish Chandra          --                 --                 30,000            --              6,300             --
James Doehrman          --                 --                     --            --                 --             --
John A. Hewitt, Jr.     --                 --                     --            --                 --             --
Val Huber               --                 --                 37,500            --              7,875             --
Rahul Patel             --                 --                 35,000            --              7,350             --
Douglas Roberts         --                 --                     --            --                 --             --

(1) Calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the shares on the date of exercise and the exercise price.

(2) Calculated by determining the difference between the fair market value of our common stock as of October 31, 2001 and the exercise price of the option.


Severance Agreements

         In April 2001, we entered into severance agreements with our executive officers (the "Executive Severance Agreement"). The Executive Severance Agreement provides for certain benefits including the payment of equivalent of 6 months base salary, if the executive's employment with Versata is involuntarily terminated without cause or if the executive resigns from Versata due to an involuntary change in the executive's responsibilities. Additionally, if an executive's employment with the Company is involuntarily terminated without cause or terminated after a change in control of the Company, the executive will receive one hundred percent (100%) accelerated vesting of restricted stock and stock options.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors was formed in July 1998, and the current members of the Compensation Committee are Messrs.
Morgenthaler, Feddersen and Rekhi. None of the members of the compensation committee of the Board of Directors was at any time since the formation of Versata an officer or employee of Versata. No executive officer serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our compensation committee of the Board of Directors.

                          Security Ownership of Certain
                        Beneficial Owners and Management

         The table below sets forth information regarding the beneficial ownership of our common stock as of December 31, 2001 by the following individuals or groups:

o each person or entirety who is known by us to own beneficially more than 5% of our outstanding stock;

o        each  of  the  named  executive   officers  appearing  in  the  Summary
         Compensation table above (the "Named Executive Officers");

o        each of our directors; and

o        all directors and Named Executive Officers as a group.

         Each stockholder's percentage ownership in the following table is based on 43,752,484 shares of common stock outstanding as of December 31, 2001. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Versata, Inc., 300 Lakeside Drive, Suite 1500, Oakland, California 94612. Except as otherwise indicated, and subject to applicable community property laws, except to the extent authority is shared by both spouses under applicable law, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

                                                                          Shares Acquirable
                                                                           within 60 Days        Percentage of Shares
            Name of Beneficial Owner                 Shares Owned       of December 31, 2001      Beneficially Owned
            ------------------------                 ------------       --------------------      ------------------
Morgenthaler Venture Partners IV, L.P. (1)            5,720,749                      --                  13.1%
Sigma Management V, LLC (2)                           5,430,105                      --                  12.4%
Douglas Roberts (3)                                     750,000                      --                   1.7%
James Doehrman (4)                                      750,000                      --                   1.7%
Val Huber (5)                                           605,050                  37,500                   1.5%
Rahul Patel (6)                                         370,500                  35,000                     *
Manish Chandra (7)                                      345,000                  30,000                     *
John A. Hewitt, Jr. (8)                                 228,535                      --                     *
Donald Feddersen                                         56,084                  42,997                     *
John W. Larson (9)                                       91,201                   6,997                     *
Kanwal Rekhi (10)                                       534,362                  42,997                   1.3%
Eugene Wong (11)                                        220,891                  35,597                     *
Robert Davoli (12) (2)                                5,430,105                  27,997                  12.5%
Gary Morgenthaler (1)                                 5,720,749                  42,997                  13.2%
All directors and executive officers as a group      15,102,477                 302,082                  35.0%
   (12 people)

-------------------
* Less than 1%

1. Principal address is 2730 Sand Hill Road, Suite 280, Menlo Park, CA 94025. Includes 3,000 shares held by Morgenthaler Management Partners. Mr. Morgenthaler disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest in these shares. Includes 2,000 shares held by Mr.

         Morgenthaler. The general partner of Morgenthaler Venture Partnership IV, L.P. is Morgenthaler Management Partners IV, L.P. The general partners of Morgenthaler Management Partners IV, L.P. are Gary Morgenthaler, a director of Versata, J. Morgenthaler, Robert Pavey, Robert Bellas, Jr., and John Lutsi, who have dispositive and voting powers with respect to the shares held by Morgenthaler Venture Partnership IV, L.P.

2.       Principal  address is 1600 El Camino Real,  Suite 280,  Menlo Park,  CA
         94025.

3. Includes 583,971 shares of common stock subject to the Company's right of repurchase.

4. Includes 600,750 shares of common stock subject to the Company's right of repurchase.

5. Includes 100,000 shares in the Huber Family Trust. Mr. Huber disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares. Also includes 183,700 shares of common stock subject to the company's right of repurchase.

6. Includes 177,860 shares of common stock subject to the Company's right of repurchase.

7. Includes 171,700 shares of common stock subject to the Company's right of repurchase.

8. Principal address is 333 Bush Street, Unit 3905, San Francisco, CA 94104. Includes 71,633 shares held by H&W Development Corp. and 31,902 shares held by H&R Development Corp. Includes 75,000 shares held by the spouse of the reporting person and 50,000 shares held in a retirement account for the benefit of the reporting person. Mr. Hewitt disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares.

9. Does not include 38,198 shares held by Brobeck, Phleger & Harrison LLP. Mr. Larson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares.

10. Includes 534,362 shares held by the Rekhi Family Trust, 62,111 shares held by the Benjamin Rekhi Trust and 62,111 shares of the Raj-Ann Kaur Rekhi Trust of which Mr. Rekhi is a trustee. Mr. Rekhi disclaims beneficial ownership except to the extent of his pecuniary interest in these shares.

11.      Shares held in the Wong Family Trust of which Mr. Wong is a Trustee.

12. Includes 5,188,844 shares held by entities affiliated with Sigma Partners. Mr. Davoli disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors establishes our general compensation policies, the compensation plans and the specific compensation levels for senior executives, including our named executive officers.

GENERAL COMPENSATION POLICIES

         The primary objectives of our executive compensation policies include the following:

         o To attract, motivate, and retain a highly qualified executive management team;

         o To link executive compensation to the Company's financial performance and to a lesser extent to individual management objectives established by the Committee;

         o        To  compensate   executive   management   competitively   with
                  similarly situated technology companies; and

         o        To  create   management   incentives   designed   to   enhance
                  stockholder value.

         We compete in an aggressive and dynamic industry and, as a result, finding, motivating, and retaining quality employees, particularly senior managers, are key factors to our success. Our compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our financial performance, either directly in the form of salary and bonuses paid in cash or indirectly in the form of appreciation of stock options.

CASH COMPENSATION

         We seek to provide cash compensation to our executive officers, including base salary and annual and quarterly cash bonuses, at levels that are commensurate with cash compensation of executives with comparable responsibility at similarly situated technology companies. Annual increases in base salary are determined on an individual basis developed from market data and a review of the officer's performance and contribution to various individual, departmental, and corporate objectives. Cash bonuses are intended to provide additional incentives to achieve such objectives.

STOCK OPTIONS AND STOCK AWARDS

         Stock options are periodically granted to provide additional incentive to executives and other employees to maximize long-term total return to our stockholders. In addition, during 2001, the Company made restricted stock awards to certain of its executive officers. Stock options and restricted stock awards are a particularly strong incentive because they are valuable to employees only if the fair market value of our common stock increases above the exercise price. In addition, employees must remain employed by us for a fixed period of time in order for the options to vest fully. Certain options generally vest over a twelve-month period and others vest over a fifty month period to encourage option holders to continue in our employ. All of the options granted during the Transition Period were approved by the full Board of Directors based on recommendations of the Compensation Committee. In making its determinations, the Compensation Committee considers the executive's position at the Company, such executive's individual performance, the number of options held (if any) and the extent to which such options are vested, and any other factors that the committee may deem relevant.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The base salaries of John A. Hewitt, Jr., our former chief executive officer and Douglas Roberts, our current chief executive officer, were determined by the Board of Directors, upon the recommendation of the Compensation Committee. John Hewitt resigned in March 2001. Douglas Roberts was appointed as our Company's chief executive officer on September 2001. Mr. Hewitt's base annual salary, prior to his departure was $250,000. Mr. Roberts' base annual salary during the ten months ended October 31, 2001 was also $250,000. Mr. Hewitt was not awarded any cash bonuses for his performance in 2001. Mr. Roberts also was not awarded any cash bonuses for the period after his appointment as chief executive officer through October 31, 2001.

         Based on a review of public company data, compensation data supplied by independent executive compensation research and consulting firms, and other relevant market data, the Compensation Committee believes that the cash compensation paid to our chief executive officer during the Transition Period was generally consistent with amounts paid to chief executive officers with similar responsibilities at similarly situated technology companies.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to our chief executive officer and to each of the other four most highly compensated executive officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). Based on the our current compensation plans and policies and proposed regulations interpreting this provision of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation.

                                   THE COMPENSATION COMMITTEE
                                   Gary Morgenthaler
                                   Kanwal Rekhi
                                   Donald W. Feddersen

                                   Submitted by the Compensation Committee of our Board of Directors

                               COMPANY PERFORMANCE

         Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, the following information relating to the price performance of our common stock shall not be deemed "filed" with the Commission or "soliciting material" under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

         The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock between March 3, 2000 (the date the Company's Common Stock commenced public trading) and October 31, 2001 with the cumulative total return of (i) the Nasdaq Stock Market-U.S. Index and (ii) the JPMorgan H&Q Computer Software Index, over the same period. This graph assumes the investment of $100.00 on March 3, 2000 in the Company's Common Stock, the Nasdaq Stock Market-U.S. Index and the JPMorgan H&Q Computer Software Sector Index, and assumes the reinvestment of dividends, if any.

         Information used in the graph was obtained from J.P. Morgan Chase & Co., a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

           COMPARISON OF CUMULATIVE TOTAL RETURN AMONG VERSATA, INC.,
            THE NASDAQ STOCK MARKET-U.S. INDEX, AND THE JP MORGAN H&Q



                               [GRAPHIC OMITTED]



                                                  COMPUTER SOFTWARE INDEX

                                                  Cumulative Total Return

----------------------------- -------- ------- -------- ------- -------- -------- ------- -------- ------- ------ -------
                              3/3/00    3/00    4/00     5/00    6/00     7/00     8/00    9/00    10/00   11/00  12/00
----------------------------- -------- ------- -------- ------- -------- -------- ------- -------- ------- ------ -------
VERSATA, INC.                  100.00  250.79   126.58   98.46   167.96   140.63  103.92   110.42   68.75  31.25   37.25
----------------------------- -------- ------- -------- ------- -------- -------- ------- -------- ------- ------ -------
NASDAQ STOCK MARKET (U.S.)     100.00   93.64    78.76   69.26    81.42    77.00   86.11    74.92   68.77  52.98   50.17
----------------------------- -------- ------- -------- ------- -------- -------- ------- -------- ------- ------ -------
JP MORGAN H&Q COMPUTER         100.00   78.87    68.26   59.75    69.67    64.52   80.40    80.87   74.95  41.04   55.91
SOFTWARE
----------------------------- -------- ------- -------- ------- -------- -------- ------- -------- ------- ------ -------

----------------------------- -------- ------- -------- ------- -------- -------- ------- -------- ------- ------
                               1/01     2/01    3/01     4/01    5/01     6/01     7/01    8/01     9/01   10/01
----------------------------- -------- ------- -------- ------- -------- -------- ------- -------- ------- ------
VERSATA, INC.                   31.00   14.83     1.17    3.33     5.25     2.79    2.00     1.63    0.96   1.71
----------------------------- -------- ------- -------- ------- -------- -------- ------- -------- ------- ------
NASDAQ STOCK MARKET (U.S.)      56.25   43.55    37.45   43.04    42.98    44.14   41.33    36.83   30.62  34.55
----------------------------- -------- ------- -------- ------- -------- -------- ------- -------- ------- ------
JP MORGAN H&Q COMPUTER          60.95   43.71    34.00   43.69    42.86    45.00   37.89    32.43   24.28  29.15
SOFTWARE
----------------------------- -------- ------- -------- ------- -------- -------- ------- -------- ------- ------

                             AUDIT COMMITTEE REPORT

         In accordance with its written charter adopted by the Board of Directors, a copy of which is attached as Appendix A, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee recommends to the Board of Directors, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company's independent accountants.

         Management is responsible for the Company's internal controls. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to the Company's financial reporting, and reviews the results and scope of the audit and other services provided by the Company's independent auditors.

         In this context, the Audit Committee has met and held discussions with management and the Company's independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company's independent auditors. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Fees associated with our engagement of PricewaterhouseCoopers LLP for the Transition Period include the following:

AUDIT FEES:

         Audit fees billed to us by PricewaterhouseCoopers LLP for the audit of our Transition Period financial statements and the review of our financial information included in our quarterly reports on Form 10-Q totaled $225,000.

ALL OTHER FEES:

         Fees billed to us by PricewaterhouseCoopers LLP during 2001 for all other non-audit services rendered, related primarily to their review of our registration statement with the Securities and Exchange Commission and tax related services, totaled $42,500.

         Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the ten months ended October 31, 2001 filed with the Securities and Exchange Commission.

                                                    Audit Committee of the
                                                    Board of Directors

                                                    Donald W. Fedderson
                                                    John W. Larson
                                                    Gary Morganthaler

                 EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                        AND CHANGE-IN-CONTROL AGREEMENTS

         In April 2001, the Board approved an employee severance and change in control benefit plans covering non-executive employees (the "Employee Severance Plan") and an executive change in control benefit plan ("Executive Plan"). The Employee Severance Plan provides for certain benefits if an eligible individual's employment with the Company is involuntarily terminated without cause or terminated after a change in control of the Company. Under the plan, specified employees are eligible to receive cash payments equivalent to 3 months base salary and acceleration of 33% of vesting of stock options. The Executive Plan provides for one hundred percent (100%) accelerated vesting of stock options if an executive's employment with the Company is involuntarily terminated without cause or terminated after a change in control of the Company.

         On April 16, 2001, the Compensation Committee of our Board of Directors approved an Equity Incentive Program ("EIP") to retain the services of the Executive Officers essential to the Company's future financial success. Under the terms of the EIP, certain officers of the Company were given the opportunity to exchange certain "underwater" outstanding unexercised options for a restricted share grant. The purchase price of the restricted stock was $0.001 per share. Each officer received 2 grants of restricted shares of common stock, which are subject to our repurchase right. The first grants vest over a period of 50 months, with 12.5% of the shares vesting six months from the date of issuance (April 16, 2001), and the balance vesting in equal monthly installments thereafter. The second grants vest as follows: 25% of the shares vest six months from the date of issuance, another 25% vest one year from the date of issuance and the balance vest monthly over the next 12 months.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following is a description of transactions since January 1, 2000 to which we have been a party and in which the amount involved exceeded $60,000 and any director, executive officer, or security holder that we know owns more than five percent of our capital stock had or will have a direct or indirect material interest.

Certain Relationships and Related Transactions.

         The following is a description of transactions since January 1, 2001 to which we have been a party and in which the amount involved exceeded $60,000 and any director, executive officer, or security holder that we know owns more than five percent of our capital stock had or will have a direct or indirect material interest.

         During 2000, we held a $1,000,000 investment in the preferred stock of TruMarkets, Inc., a privately held corporation. Our Chairman of the Board of Directors held a membership interest in the general partner of a partnership that owned a controlling interest in the outstanding capital stock of
TruMarkets, Inc. In January 2001, we provided the investee with a $500,000 bridge loan. As of December 31, 2000, the investee was in the process of developing its products and was actively negotiating with third parties for additional financing to fund its operations. During March 2001, the investee's attempts to obtain additional financing failed and the investee began efforts to sell the company. The $500,000 loan was recorded in restructuring and other expenses in the first quarter of 2001. In June 2001, TruMarkets, Inc. was acquired by MortgageSight Holding LLC ("MortgageSight") and our investment and loan were converted to 22,122 shares of preferred stock, or less than 1% of MortgageSight. It is our understanding that MortgageSight has ceased its operations; therefore, the value of these shares is uncertain, so no amount has been recorded on the balance sheet.

         In November 1999, our former Chief Financial Officer, Kevin Ferrell, delivered a full-recourse promissory note to us in payment for 100,000 shares of Series F preferred stock. The principal amount secured under the note was $556,000. The note bore interest at the rate of 7.00% per annum, compounded annually, and was secured by the purchased shares. The principal balance would become due and payable in one lump sum on the third anniversary of the signing of the note (November 2002). In 2000, Mr. Ferrell paid down approximately $103,000 in principle and $35,000 in interest towards this note.

         In December 1999, Mr. Ferrell delivered a full-recourse promissory note to us in payment of the exercise price of 400,000 outstanding stock options under our 1997 stock option plan. The principal amount secured under the note was $1,200,000. In 2000, Mr. Ferrell paid down $84,000 approximately in interest towards this note. Mr. Ferrell resigned in February 2001. In February 2001, we exercised our right to repurchase 240,000 unvested shares of Mr. Ferrell's 400,000 option shares. We paid par value to repurchase the shares, which reduced the principal amount of the note by $720,000. The offset to the reduction in the note was recorded as a reduction in paid in capital.

         In October 2001, we wrote down $632,000 in principal in connection with both of Mr. Ferrell's notes. At October 31, 2001, $301,000 remains in notes receivable as a component of stockholders' equity, all of which relates to Mr. Ferrell's two notes.

         In January 2000, Mr. Hewitt delivered a full recourse promissory note to us in payment of the exercise price of stock options issued pursuant to our 1997 Stock Option Plan. The principal amount secured under the note was $1,015,000. The note had a term of three years and bore interest at the rate of 7.00% per annum, compounded annually. The note was secured by the purchased shares and additional collateral. The entire unpaid balance of the note was due and payable upon termination of employment, failure to pay any installment of principal or interest when due, or insolvency or bankruptcy, or in the event we are acquired. None of the shares serving as security for the note could have been sold unless the principal portion of the note attributable to those shares and the accrued interest on that principal portion was paid to us. In December 2000, Mr. Hewitt delivered to us another full recourse promissory note in the amount of $375,000. The note was secured by shares of our common stock held by us for the previous loan. The note was due and payable on January 31, 2002, and bore interest at the prime rate as reported in The Wall Street Journal from time to time and compounded annually. Accrued interest was due on each anniversary of the signing of the note. Mr. Hewitt resigned in March 2001. In June 2001, in connection with Mr. Hewitt's termination of employment, we cancelled both promissory notes and related accrued interest totaling $1,517,000 in exchange for a pledge of 770,009 shares of our Company's common stock owned by the officer. On that date, the fair market value of the 770,009 shares was $919,000 and was recorded as treasury stock and $598,000 was included in restructuring and other non-recurring expenses.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all
Section 16(a) forms they file. To our knowledge, all of these filing requirements have been satisfied with the following exceptions: as a result of the Company's change of fiscal year end from December 31 to October 31, a Form 5 for Mr. Doehrman, Mr. Huber, Mr. Patel, Mr. Roberts and Ms. Tomlinson were late in filing in connection with issuance of restricted stock in April 2001. In making this statement, we have relied solely upon review of the copies of such reports furnished to us and written representations from its officers and directors that no other reports were required.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals for inclusion in our proxy statement and form of proxy for the fiscal year ending October 31, 2002 must be received by October 31, 2002.

                                  OTHER MATTERS

         Our Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the recommendation of the Board of Directors. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

         It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

                                       By Order of the Board of Directors,

                                       /s/ JAMES DOEHRMAN
                                       -------------------
                                       Executive Vice President, Chief Operating
                                       Officer and Chief Financial Officer

Dated: April 19, 2002
Oakland, California

                                  VERSATA, INC.
                                      PROXY

                  Annual Meeting of Stockholders, May 17, 2002
         This Proxy is Solicited on Behalf of the Board of Directors of
                                  VERSATA, INC.

         The undersigned stockholder of Versata, Inc., a Delaware corporation (the "Company") revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 17, 2002 and the Proxy Statement and appoints Douglas Roberts and Gary Morgenthaler, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Versata, Inc. (the "Company") that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at 300 Lakeside Drive, Suite 1500, Oakland, CA 94612 on Friday, May 17, 2002 at 11:00 a.m. local time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

         The Board of Directors recommends a vote FOR the director listed below and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified below. If no specification is made, this Proxy will be voted FOR the election of the director listed below and FOR the other proposals.

         1. Election of director to serve for a three-year term ending at the annual meeting following the close of the 2004 fiscal year or until his successor is duly elected and qualified to serve;

                                                                  WITHHOLD
                                                                  AUTHORITY
                                                FOR               TO VOTE
                  Robert Davoli
                                                ------------      -----------

         2. Proposal to approve an amendment to our Second Amended and Restated Certificate of Incorporation which will effect, upon filing, a reverse split of our outstanding common stock at a ratio of not less than 1-for-2 and not more than 1-for-6 and authorize the Board of Directors to file such amendment at any time prior to the next annual meeting of stockholders of the Company to be held after the close of the 2002 fiscal year;

                  FOR                AGAINST                ABSTAIN
                      ---------              --------               --------

         3.       Proposal   to   ratify   the   appointment   of  the  firm  of
                  PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending October 31, 2002; and;

                  FOR                AGAINST                ABSTAIN
                      ---------              --------               --------

         4. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.


         Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

         -----------------------------------------------------------------------
                            (Print name(s) on certificate)

         Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If shares are held by joint tenants or as community property, each person should sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

         Please sign your name:                                  Date:
                               ------------------------------         ----------
                                  (Authorized Signature(s))

                                    APPENDIX A

                                     CHARTER

                                 AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS
                                OF VERSATA, INC.

I.       MEMBERSHIP:

         The Committee shall consist of at least three members of the Board. The members and the chair shall be appointed by a majority of the full board.

         All of the members will be directors independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a Committee member.

         A  majority  of  the  Committee  will   constitute  a  quorum  for  the
transaction of business.

         At least one director must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

II.      FUNCTIONS AND RESPONSIBILITIES:

             A.   Annually, the Committee shall:

                  1.       Recommend   independent  auditors  to  the  Board  of
                           Directors.

                  2. Review the intended scope of the annual audit by the independent auditors and the fees charged by the independent auditors.

                  3. Review and discuss the results of the annual audit with both the independent auditors and management.

                  4. Review the Company's policy regarding and usage of financial derivative products.

                  5. Review a report of the Company's Legal Counsel on legal issues.

                  6. Review the trends in accounting policy changes proposed or adopted by organizations such as the American Institute of Certified Public Accountants, the Securities and Exchange Commission and the Financial Accounting Standards Board or by comparable bodies outside the United States.

                  7. Review the adequacy of the Company's system of internal accounting controls and other factors affecting the integrity of published financial reports by consulting as appropriate with the internal audit staff, the independent public accountants (both of which shall have direct access to the Committee) and others concerning, among other things, the internal accounting controls in effect, any major weaknesses discovered and related corrective actions taken or in progress.

                  8. Review with both management and the independent auditors the status of the Company's tax reserves and any tax audits.


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

                  9. Review with both management and the independent auditors the annual financial statements before their submission to the Board of Directors for approval.

                  10.      Review  with  both  management  and  the  independent
                           auditors  Company   procedures  and  their  execution
                           established to:

                           a. Prevent and uncover unlawful political contributions, bribes, unexplained and unaccounted for payments to intermediaries (foreign or domestic).

                           b. Ascertain whether there are any unaccounted or off-book transactions.

                           c. Identify payments in violation of applicable laws and standards of business that are intended to influence employees of potential customers to purchase their products (commercial bribes, kickbacks, etc.).

                  11. Evaluate overall performance of professional services provided by the independent auditors, including audit and nonaudit services, and consider the possible effect on the performance of such services on the independence of the auditors.

                  12. Review internal and external audits of employee benefit plans of the Company (including subsidiaries) and Company procedures regarding plan compliance with relevant laws and regulations.

                  13. Review Company policies and compliance with policies relating to conflicts of interest.

                  14.      Review  the  annual   management   letter   from  the
                           independent auditors.

         B. Quarterly, the Committee shall:

                  1. Review with both management and the independent auditors the quarterly earnings before their public release.

         C. Periodically, as and when deemed necessary or advisable by the Committee, the Committee shall:

                  1.       Review  with  both  management  and  the  independent
                           auditors   the   Company's   significant   accounting
                           principles, policies and practices.

                  2.       Review   adequacy   of   the   Company's   management
                           information systems.

                  3. Consider any information brought to the attention of the Committee by, or at the request of, the Company's independent public accountants, pursuant to Statement on Auditing Standards No. 61 or otherwise, or by the internal audit staff, and advise the Board as appropriate.

                  4. Request the internal audit staff or the independent auditors to make a study of any particular area of interest or concern that the Committee deems appropriate.

                  5. Meet separately with management and the independent auditors to monitor compliance with recommendations made in the annual management letter.


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

III.     MINUTES OF MEETINGS:

         Minutes shall be kept of each meeting of the Committee and will be provided to each member of the Board. Any action of the Committee shall be subject to revision, modification or rescission by the Board, provided that no rights of third parties shall be affected by any such revision, modification or rescission.


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

                                     ANNEX A

                            CERTIFICATE OF AMENDMENT
                         OF SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                OF VERSATA, INC.

                            (a Delaware corporation)

         Versata, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY
CERTIFY:

         FIRST: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly adopted the amendment to the Corporation's Second Amended and Restated Certificate of Incorporation set forth in this Certificate of Amendment;

         SECOND:  This  Certificate  of  Amendment of the  Corporation's  Second
Amended and Restated Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors and by the vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         THIRD: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the text of the Second Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph at the end of
Article IV:

                  "Effective at 4:30 p.m. Eastern Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every ( ) outstanding shares of common stock of the corporation will be combined into and automatically become one (1) outstanding share of common stock of the corporation and the authorized shares of the corporation shall remain as set forth in this Second Amended and Restated Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing reverse stock split; all shares of common stock so split that are held by a stockholder will be aggregated by such series subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the foregoing split, the corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share as of the effective date of the foregoing split."


         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Douglas L. Roberts, its duly authorized officer, and undersigned has executed this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation on this [ ] day of [ ], 200[ ].


                                          VERSATA, INC.

                                          By: _________________________________
                                              Douglas L. Roberts
                                              Chief Executive Office, President,
                                              and Director


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